FOR IMMEDIATE RELEASE

American Realty Capital Global Trust II Enters Into $100 Million Credit Facility with Barclays

New York, New York, January 28, 2015 – American Realty Capital Global Trust II, Inc. (“ARC Global II”) today announced that it entered, through its operating partnership, into a credit agreement with Barclays. The credit facility provides for initial aggregate borrowings of $100 million and may be priced, based on ARC Global II’s leverage, at either an alternate base rate plus 0.50% to 1.10%, or at adjusted LIBOR plus 1.50% to 2.10%. Through its “accordion feature” and subject to certain conditions, including obtaining additional commitments from lenders, ARC Global II may from time to time increase its borrowings under the credit facility to up to $1.25 billion. ARC Global II expects to use the financing available under the credit facility along with cash on hand for portfolio acquisitions.

Scott Bowman, Chief Executive Officer of ARC Global II, commented, “We are very pleased to announce this important credit agreement with Barclays.  This is yet another demonstration of the strong relationships we maintain within the lending community and the hard work of our finance team, led by our President Andrew Winer and our Chief Financial Officer Patrick Goulding.”

“This credit facility is an important first step for ARC Global II in creating not only an enhanced capital structure, but also an efficient mechanism for ARC Global II to match fund our European acquisitions with leverage in like-kind currencies (British Pounds and Euros),” added Andrew Winer, President of ARC Global II.  “With the additional financing available through our new credit facility, we expect to have greater flexibility to execute on our acquisition strategy of purchasing strong office, industrial and special purpose net lease assets in both the U.S. and Europe.”

About ARC Global II

ARC Global II intends to elect and qualify as a REIT for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2014 or its first year of material operations. Additional information about ARC Global II can be found on its website at www.arcglobaltrust2.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of ARC Global II’s Prospectus. Further, forward-looking statements speak only as of the date they are made, and ARC Global II undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

   Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director Investor Relations and Public Relations abackman@arlcap.com (917) 475-2135	Patrick Goulding Chief Financial Officer ARC Global Trust II pgoulding@arlcap.com (212) 415-6500